Exhibit 99.2

PROMISSORY NOTE

DATED as of April 1, 2019

TO:	Mohsin Mulla
H. No. FF-2, First Floor
Rosemina Arcade, Malbhat
Margao, State of Goa, India 403601

FOR VALUE RECEIVED, we (the “Borrower”), Yumba Records Storage, Inc., a Nevada corporation, promise to pay to Mohsin Mulla (the “Lender”), the principal amount specified below ("Principal”).
The following are the terms and conditions of the Note:

1.	Principal amount:	$15,170, plus any additional amounts that the Lender loans to the Borrower after the date of this Note.

2.	Payment:
The Borrower promises to repay the Principal to the Lender by December 31, 2021. The Borrower shall be permitted to repay any amount, or all, of the Principal as early October 1, 2020 without the written consent of the Lender. The re-payment terms can be changed with consent of both parties.

3.	Interest:	No interest shall accrue on the Principal.

4.	Assignment:	The parties hereto may not assign this Note, or any right or obligation under this Note, without prior written consent of the other party.

5.	Entire Agreement:
This Note constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject of this Note.

6.	Time of Essence:	Time is of the essence of this Note.

7.	Severability:
If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdictions, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.	Currency:	All funds and dollar amounts referred to in this Note are in the lawful currency of the United States of America.

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9.	Jurisdiction:	This Note shall be interpreted in accordance with the laws in effect from time to time in the State of Nevada.

IN WITNESS WHEREOF this Promissory Note has been executed as of the day and year first above written.

YUMBA RECORDS STORAGE, INC.

Per: /s/ Chasma Mulla
Chasma Mulla, President